Exhibit 99.1

National Interstate Corporation to Hold Annual Meeting of Shareholders on May 5, 2016

RICHFIELD, Ohio, March 11, 2016 (GLOBE NEWSWIRE) -- National Interstate Corporation (Nasdaq: NATL) (the “Company”) will hold its 2016 Annual Meeting of Shareholders on Thursday, May 5, 2016, at 9:00 a.m., Eastern Time. The record date for determining shareholders entitled to notice of, and to vote at, the 2016 Annual Meeting will be March 15, 2016. The 2016 Annual Meeting will be held at the Company's campus at 4059 Kinross Lakes Parkway, Richfield, Ohio 44286.

Because the 2016 Annual Meeting will be held more than 30 days before the anniversary of the 2015 annual meeting of shareholders, the Company is informing its shareholders of the revised deadline for the submission of shareholder proposals and director nominations for consideration at the Company’s 2016 Annual Meeting.  Any shareholder proposal or director nomination must be submitted to the Secretary of the Company no later than 5:00 p.m., Eastern Time, on March 21, 2016.  Any such shareholder proposal or director nomination must comply with the Company’s Code of Regulations as well as all applicable statutes, rules, and regulations promulgated by the Securities and Exchange Commission or any other applicable governing body.
About National Interstate Corporation
An Insurance Experience Built Around You.
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which offers products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company's insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@NATL.com
www.natl.com